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                                                                   EXHIBIT 23.08

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to incorporation by reference in this registration statement on Form S-4 of AT&T Corp., dated on or about March 26, 1999, of our report dated April 10, 1998, relating to the consolidated balance sheets of International Wireless Communications Holdings, Inc. and subsidiary (the Company) as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 10-K of Vanguard Cellular Systems, Inc. for the fiscal year ended December 31, 1997, as amended, which is incorporated by reference in this registration statement on Form S-4 of AT&T Corp., and to the reference to our firm under the heading "Experts" in the prospectus.

     Our report dated April 10, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt as to its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          /s/ KPMG LLP
                                          KPMG LLP

Mountain View, California
March 26, 1999